Exhibit 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION ANNOUNCES
4th QUARTER AND FULL YEAR 2007 RESULTS
     (Fort Smith, Arkansas, January 25, 2008) — Arkansas Best Corporation (Nasdaq: ABFS) today announced fourth quarter 2007 net income of $13.5 million, or $0.54 per diluted common share, compared to $14.2 million, or $0.56 per diluted common share, in the fourth quarter of 2006. Arkansas Best’s revenue during the fourth quarter of 2007 was $459.3 million compared to $454.3 million in the fourth quarter of 2006.
     “During a year when ABF operated through a challenging freight environment, Arkansas Best maintained its strong financial position and generated a full year 2007 After-Tax Return on Capital Employed of 9.5%,” said Robert A. Davidson, Arkansas Best President and Chief Executive Officer.
     For the full year of 2007, Arkansas Best reported income of $2.26 per diluted common share compared to income from continuing operations of $3.16 per diluted common share in 2006. Arkansas Best’s 2007 full year revenue was $1.84 billion compared to 2006 full year revenue of $1.88 billion.
ABF Freight System, Inc.®
     ABF Freight System, Inc., the company’s largest subsidiary, had fourth quarter 2007 revenue of $441.3 million, consistent with fourth quarter 2006 revenue of $441.4 million. ABF’s operating income during the 2007 fourth quarter was $19.8 million compared to $20.8 million in the same period last year. ABF’s fourth quarter 2007 operating ratio was 95.5% compared to its fourth quarter 2006 operating ratio of 95.3%.
     “During the fourth quarter of 2006, we first experienced significant declines in year-over-year tonnage. In the fourth quarter of 2007, ABF’s total weight per day decreased by another 1.5% compared to that period,” said Mr. Davidson. “However, since October, our year-over-year tonnage trends have improved each month, with slight increases in December and January.”

     Total billed revenue per hundredweight was $26.02, an increase of 2.5% over last year’s fourth quarter figure of $25.38. “Although industry pricing remained very competitive, ABF achieved reasonable price increases,” said Mr. Davidson. “Fuel prices in this year’s fourth quarter were significantly higher than the same period last year, and the higher fuel surcharge increased revenue yields. This nominal yield increase was partially offset by continuing shipment profile and freight mix changes. ABF handled a higher-than-normal percentage of spot-priced truckload shipments in order to improve utilization of system capacity. In addition, success in ABF’s regional freight initiative continued to reduce the average length of haul and the nominal yield,” said Mr. Davidson.
     For the full year of 2007, ABF’s revenue was $1.77 billion, a per-day decrease of 3.3% compared to 2006 revenue. After adjusting for pension settlement expense, ABF’s 2007 operating ratio was 95.1% versus an operating ratio of 92.6% in 2006, and ABF’s 2007 operating income was $86.2 million versus $135.3 million during 2006. “The reduction in operating income was primarily associated with the effects of lower tonnage levels throughout the year and the additional costs related to the implementation of ABF’s regional model,” said Mr. Davidson. Total tonnage per day in 2007 decreased by 5.1% compared to 2006. Total billed revenue per hundredweight in 2007 was $25.81, an increase of 1.9% over last year’s figure of $25.32.
     “Though the overall freight environment was weak, ABF continued to gain market traction with its Regional Performance Model (“RPM”). In the fourth quarter, ABF’s investment in RPM stabilized and the impact on year-over-year operating results was minimal,” said Mr. Davidson. “The rate of revenue growth in regional lanes is substantially outpacing that of ABF’s traditional business. We are encouraged by the success we are having, especially in our next-day markets. ABF’s initial success confirms the validity of our low-risk strategy of organic expansion in the growing regional market.”
     “As I have mentioned before, the core principles of ABF’s Quality Process have guided our company since we first incorporated them twenty-five years ago. Over and over again, employees have enthusiastically embraced the supply-chain needs of our customers and have committed to meeting agreed-upon customer requirements correctly the first time. As a direct result, ABF’s distinguished customer service, innovative solutions and attention to detail provide the best value in the LTL industry,” said Mr. Davidson. ABF’s high standards of performance are illustrated by achievements in the recent fourth quarter and throughout 2007:
•	ABF’s fourth quarter 2007 cargo claim ratio, a measure of net cash payouts to revenue, was below the fourth quarter of 2006, improving operating income by nearly $1 million. The full year 2007 cargo claim ratio of 0.72% was the lowest ABF has experienced in over twenty-five years.

•	ABF’s fourth quarter 2007 Department of Transportation (“DOT”) recordable accidents per million road and city miles decreased by 2% versus the same period last year despite more adverse weather conditions.

•	As a percent of revenue, ABF’s combined costs associated with workers’ compensation and third-party casualty claims in the fourth quarter and full year of 2007 were below the most recent five-year average.

•	Even in a weak business environment, ABF’s fourth quarter 2007 receivables collection results were better than those of the same period last year. In addition, the number of freight bill exceptions was 20% below that of the fourth quarter of 2006.
     “Industry statistics and positive customer feedback show that ABF leads the industry in cargo care, highway safety and billing accuracy, and those best-in-class results continue to improve,” said Mr. Davidson.
Labor Contract Negotiations
     ABF’s existing labor contract with its unionized employees will expire on March 31, 2008. ABF is currently engaged in negotiations with the International Brotherhood of Teamsters regarding a new contract. ABF expects to reach a timely resolution on an agreement. It is ABF’s objective that a new labor agreement will provide business and job growth through additional services to customers.
Capital Expenditures
     Arkansas Best estimates 2008 net capital expenditures will be approximately $60 million to $70 million including road and city equipment replacements totaling approximately $40 million. Total net capital expenditures in 2007 were $85 million. “This year’s range of expected capital expenditures is below those of last year,” said Mr. Davidson. “However, the agreements we have with our equipment suppliers provide the flexibility of purchasing additional equipment later this year if economic conditions improve.“
     Arkansas Best’s depreciation and amortization for 2008 is estimated to be approximately $75 million to $80 million.
Conference Call
     Arkansas Best Corporation will host a conference call with company executives to discuss the 2007 fourth quarter results. The call will be today, Friday, January 25, at 11:00 a.m. ET (10:00 a.m. CT). Interested parties are invited to listen by calling (877) 275-1257 or (706) 634-6529 (for international callers). Following the call, a recorded playback will be available through the end of the day on Friday, February 15, 2008. To listen to the playback, dial (800) 642-1687 or (706) 645-9291 (for international callers). The conference call ID for the playback is 29050304. The conference call and playback can also be accessed through Friday, February 15 on Arkansas Best’s Web site at arkbest.com.
Company Description
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com and abf.com.
Forward-Looking Statements
     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and nonunion employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best’s Securities and Exchange Commission (“SEC”) public filings.
     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(Unaudited)
	($thousands, except share and per share data)
OPERATING REVENUES	$459,323	$454,251	$1,836,878	$1,881,500

OPERATING EXPENSES AND COSTS	439,758	433,666	1,752,034	1,756,821

OPERATING INCOME	19,565	20,585	84,844	124,679

OTHER INCOME (EXPENSE)
Short-term investment income	1,648	1,449	5,671	4,996
Interest expense and other related financing costs	(304)	(287)	(1,189)	(1,119)
Other, net	(112)	1,182	1,465	2,963

	1,232	2,344	5,947	6,840

INCOME FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	20,797	22,929	90,791	131,519

FEDERAL AND STATE INCOME TAXES
Current	1,315	3,858	27,806	50,667
Deferred	5,993	4,904	6,160	351

	7,308	8,762	33,966	51,018

INCOME FROM CONTINUING OPERATIONS	13,489	14,167	56,825	80,501

DISCONTINUED OPERATIONS, NET OF TAX
Income from operations	–	–	–	530
Gain from disposal	–	–	–	3,063

	–	–	–	3,593

NET INCOME	$13,489	$14,167	$56,825	$84,094

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.54	$0.57	$2.29	$3.21
Income from discontinued operations	–	–	–	0.14

NET INCOME	$0.54	$0.57	$2.29	$3.35

AVERAGE COMMON SHARES OUTSTANDING (BASIC)	24,870,847	24,938,196	24,822,673	25,134,308

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.54	$0.56	$2.26	$3.16
Income from discontinued operations	–	–	–	0.14

NET INCOME	$0.54	$0.56	$2.26	$3.30

AVERAGE COMMON SHARES OUTSTANDING (DILUTED)	25,055,495	25,297,848	25,117,597	25,503,799

CASH DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.15	$0.15	$0.60	$0.60

Note: Reported revenues include the effect of a reclassification associated with certain shipments involving third-party interline carriers and certain brokerage transactions where ABF retains the primary obligation to provide services to the customer. This revenue will now be recorded on a gross basis, with expenses paid to the third-party carrier recorded in the “purchased transportation” category. Previously, this revenue was reported on a net basis whereby the expense of the third-party carrier was netted against revenue.  This reclassification increases ABF’s fourth quarter and full year 2006 revenues by $5.3 million and $21.0 million, respectively, or approximately 1%, over previously reported levels. The comparable amounts for 2007 were $6.1 million in the fourth quarter and $23.0 million for the full year. These changes had no impact on ABF’s operating income and a minimal impact on ABF’s operating ratio.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2007	2006
	(Unaudited)	Note
	($thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$93,805	$5,009
Short-term investment securities	79,373	135,317
Accounts receivable, less allowances (2007 – $3,942; 2006 – $4,476)	141,565	143,216
Other accounts receivable, less allowances (2007 – $774; 2006 – $1,272)	8,963	8,912
Prepaid expenses	11,243	11,735
Deferred income taxes	36,585	36,532
Prepaid income taxes	3,699	3,024
Other	7,184	7,212

TOTAL CURRENT ASSETS	382,417	350,957

PROPERTY, PLANT AND EQUIPMENT
Land and structures	231,169	228,375
Revenue equipment	509,627	498,844
Service, office and other equipment	142,635	140,516
Leasehold improvements	19,794	17,735

	903,225	885,470
Less allowances for depreciation and amortization	437,087	423,587

	466,138	461,883

OTHER ASSETS	70,803	61,959

GOODWILL	63,991	63,917

	$983,349	$938,716

Note: The balance sheet at December 31, 2006 was derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS – continued

	December 31	December 31
	2007	2006
	(Unaudited)	Note
	($thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Bank overdraft and drafts payable	$15,248	$17,423
Accounts payable	60,341	63,477
Income taxes payable	2,414	5,833
Accrued expenses	166,631	171,432
Current portion of long-term debt	171	249

TOTAL CURRENT LIABILITIES	244,805	258,414

LONG-TERM DEBT, less current portion	1,400	1,184

PENSION AND POSTRETIREMENT LIABILITIES	48,859	54,616

OTHER LIABILITIES	25,093	25,655

DEFERRED INCOME TAXES	30,806	19,452

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2007: 26,549,038 shares; 2006: 26,407,472 shares	265	264
Additional paid-in capital	258,878	250,469
Retained earnings	457,536	415,876
Treasury stock, at cost, 2007: 1,677,932 shares; 2006: 1,552,932 shares	(57,770)	(52,825)
Accumulated other comprehensive loss	(26,523)	(34,389)

TOTAL STOCKHOLDERS’ EQUITY	632,386	579,395

	$983,349	$938,716

Note:	The balance sheet at December 31, 2006 was derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31
	2007	2006
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income	$56,825	$84,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,318	67,727
Other amortization	261	211
Pension settlement expense	1,665	10,192
Share-based compensation expense	4,911	4,708
Provision for losses on accounts receivable	1,056	1,023
Deferred income tax provision	6,160	351
Gain on disposal of discontinued operations, net of taxes	—	(3,063)
Gain on sales of assets and other	(4,351)	(3,547)
Excess tax benefits from share-based compensation	(683)	(1,710)
Changes in operating assets and liabilities:
Receivables	533	6,108
Prepaid expenses	491	2,058
Other assets	(676)	18,631
Accounts payable, taxes payable, accrued expenses and other liabilities(1,2)	(377)	(18,327)

NET CASH PROVIDED BY OPERATING ACTIVITIES	143,133	168,456

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of capital leases(2)	(96,670)	(147,463)
Proceeds from asset sales	12,067	11,913
Proceeds from disposal of discontinued operations	—	21,450
Purchases of short-term investment securities	(292,064)	(386,358)
Proceeds from sales of short-term investment securities	348,008	372,280
Capitalization of internally developed software and other	(4,599)	(4,117)

NET CASH USED BY INVESTING ACTIVITIES	(33,258)	(132,295)

FINANCING ACTIVITIES
Payments on long-term debt	(1,360)	(317)
Net change in bank overdraft	(2,175)	(2,050)
Payment of common stock dividends	(15,165)	(15,269)
Purchases of treasury stock	(4,945)	(26,870)
Excess tax benefits from share-based compensation	683	1,710
Deferred financing costs	(800)	—
Proceeds from the exercise of stock options and other	2,683	5,877

NET CASH USED BY FINANCING ACTIVITIES	(21,079)	(36,919)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	88,796	(758)
Cash and cash equivalents at beginning of period	5,009	5,767

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$93,805	$5,009

(1)	Includes payments to retiring officers under the company’s unfunded Supplemental Benefit Plan of $5.3 million in 2007 and $26.5 million in 2006.

(2)	Does not include $0.7 million and $6.5 million of equipment which was received but not yet paid for at December 31, 2007 and 2006, respectively.

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA,
OPERATING RATIOS AND FINANCIAL STATISTICS

	Three Months Ended				Year Ended
	December 31				December 31
	2007		2006		2007		2006
	(Unaudited)
	($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)(2)	$441,326		$441,369		$1,770,749		$1,831,351
Other revenues and eliminations	17,997		12,882		66,129		50,149

Total consolidated operating revenues	$459,323		$454,251		$1,836,878		$1,881,500

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc.(1)
Salaries, wages and benefits	$262,841	59.6%	$263,216	59.6%	$1,070,708	60.5%	$1,067,174	58.3%
Supplies and expenses	77,101	17.5	72,472	16.4	293,056	16.5	293,203	16.0
Operating taxes and licenses	11,635	2.6	12,645	2.9	47,682	2.7	48,116	2.6
Insurance	5,819	1.3	6,792	1.5	22,230	1.3	28,584	1.6
Communications and utilities	3,760	0.9	3,728	0.8	15,334	0.9	15,269	0.8
Depreciation and amortization	18,802	4.3	16,916	3.8	74,231	4.2	63,519	3.5
Rents and purchased transportation(2)	41,495	9.4	43,941	10.0	160,062	9.0	179,587	9.8
Other	1,373	0.2	1,280	0.3	5,607	0.2	4,007	0.2
Pension settlement expense	329	0.1	88	—	1,665	0.1	10,192	0.6
Gain on sale of property and equipment	(1,607)	(0.4)	(541)	—	(4,347)	(0.2)	(3,416)	(0.2)

	421,548	95.5%	420,537	95.3%	1,686,228	95.2%	1,706,235	93.2%

Other expenses and eliminations	18,210		13,129		65,806		50,586

Total consolidated operating expenses and costs	$439,758		$433,666		$1,752,034		$1,756,821

OPERATING INCOME (LOSS)
ABF Freight System, Inc.(1)	$19,778		$20,832		$84,521		$125,116
Other income and eliminations	(213)		(247)		323		(437)

Total consolidated operating income	$19,565		$20,585		$84,844		$124,679

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

(2)	See note to Consolidated Statements of Income on page 5.

Rolling Twelve Months
Ended
December 31, 2007
FINANCIAL STATISTICS

After-Tax Return on Capital Employed (3)	9.5%

(3)	(net income + interest after tax) / (average total debt + average equity)

ARKANSAS BEST CORPORATION
RECONCILIATIONS OF GAAP EARNINGS AND EARNINGS PER SHARE

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(Unaudited)
	($ thousands, except per share data)
ABF Freight System, Inc.

Operating Income
Amounts from continuing operations, on a GAAP basis	$19,778	$20,832	$84,521	$125,116
Pension settlement expense, pre-tax	329	88	1,665	10,192

Non-GAAP amounts	$20,107	$20,920	$86,186	$135,308

Operating Ratio*
Amounts from continuing operations, on a GAAP basis	95.5%	95.3%	95.2%	93.2%
Pension settlement expense, pre-tax	(0.1)	–	(0.1)	(0.6)

Non-GAAP amounts	95.4%	95.3%	95.1%	92.6%

Arkansas Best Corporation — Consolidated

Operating Income
Amounts from continuing operations, on a GAAP basis	$19,565	$20,585	$84,844	$124,679
Pension settlement expense, pre-tax	329	88	1,665	10,192

Non-GAAP amounts	$19,894	$20,673	$86,509	$134,871

Income from Continuing Operations
Amounts from continuing operations, on a GAAP basis	$13,489	$14,167	$56,825	$80,501
Pension settlement expense, after-tax	200	53	1,012	6,194

Non-GAAP amounts	$13,689	$14,220	$57,837	$86,695

Diluted Earnings Per Share
Amounts from continuing operations, on a GAAP basis	$0.54	$0.56	$2.26	$3.16
Pension settlement expense, after-tax	0.01	–	0.04	0.24

Non-GAAP amounts	$0.55	$0.56	$2.30	$3.40

Non-GAAP Financial Measures. The company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results.
* See note to Consolidated Statements of Income on page 5.

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS

	Three Months Ended December 31			Year Ended December 31
	2007	2006	% Change	2007	2006	% Change
Workdays	61	61		252	252
Billed Revenue(1)(2) / CWT	$26.02	$25.38	2.5%	$25.81	$25.32	1.9%
Billed Revenue(1)(2) / Shipment	$331.08	$317.71	4.2%	$328.24	$321.42	2.1%
Shipments	1,326,268	1,368,842	(3.1)%	5,393,689	5,692,275	(5.2)%
Tonnage (tons)	843,811	856,816	(1.5)%	3,430,363	3,613,471	(5.1)%

(1)	Billed Revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

(2)	See note to Consolidated Statements of Income on page 5.
Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Ms. Judy R. McReynolds, Senior Vice President, Chief Financial Officer and Treasurer Telephone: (479) 785-6281

Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200
END OF RELEASE